HOMEGOLD FINANCIAL, INC.
                    VOTING AGREEMENT WITH RONALD J. SHEPPARD


         This VOTING AGREEMENT (this "Agreement") is made and entered into this 31st day of December, 2002 by and among HOMEGOLD FINANCIAL, INC., a South Carolina corporation (the "Company"), and Ronald J. Sheppard (the "Shareholder").

                              W I T N E S S E T H:

         WHEREAS, the Shareholder is the principal shareholder of the Company and owns approximately 35% of the outstanding shares of Common Stock of the Company; and

         WHEREAS, the Company as sole shareholder of HomeGold, Inc. ("HGI") has been requested by the Shareholder to approve the sale of certain assets of the retail mortgage loan division of HGI to an affiliate of the Shareholder pursuant to the terms and conditions of that certain Amended and Restated Asset Purchase Agreement dated as of the date hereof (the "Transaction"); and

         WHEREAS, the Company is willing to approve the Transaction on the condition that the Shareholder agree to certain provisions respecting his Common Stock as set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and as an inducement to the Company to approve the Transaction, the Shareholder agrees as follows:

                                   DEFINITIONS

         "Articles" means the Articles of Incorporation of the Company, as amended, filed with the Office of the Secretary of State of South Carolina, on the date of this Agreement.

         "Board" means the Board of Directors of the Company.

         "Common Stock" means the Common Stock, $.001 par value per share, of the Company and any other stock of the Company entitled to vote along with the Common Stock as a single class in the election of directors.

                                    ARTICLE I
                              CORPORATE GOVERNANCE

         1.1 Board Composition. The Shareholder agrees to vote his shares of Common Stock for the size of the Board and the nominees as Directors recommended by a majority of the then current members of the Board.

         1.2 Other Shareholder Votes. The Shareholder agrees to vote his shares of Common Stock on all matters presented to the shareholders of the Company as recommended by a majority of the then current members of the Board.

         1.3. Termination of Voting Agreement dated May 9, 2000. The Shareholder hereby waives his rights under and agrees that the Voting Agreement among the Company, the Shareholder, John M. Sterling and Sterling Family Limited Partnership shall be terminated and have no further force or effect as of the date hereof.

         1.4 Further Assurances. The Shareholder shall vote all of his Common Stock, shall execute and deliver such further documents, shall take such further action, and shall use his best efforts to cause the Board to vote in such a manner as may be necessary or desirable to carry out the purposes and intent of this Agreement.
                                   ARTICLE II
                               STOCK CERTIFICATES

         Stock Certificates. The Shareholder agrees that the stock certificate or certificates from time to time representing his shares of Common Stock shall be registered in the individual name of such Holder and shall bear, in addition to any other legend required to be placed thereon, a legend in substantially the following form:

"THIS SECURITY IS SUBJECT TO THE TERMS OF THE VOTING AGREEMENT DATED DECEMBER 31, 2002, AND ANY AMENDMENTS THERETO, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY ATTEMPTED SALE, PLEDGE, BEQUEST, TRANSFER, ASSIGNMENT OR ANY OTHER DISPOSITION OR ENCUMBRANCE OF THIS SECURITY OTHERWISE THAN AS EXPRESSLY PERMITTED BY SAID AGREEMENT IS INVALID."

                                   ARTICLE III
                        TRANSFER RIGHTS AND RESTRICTIONS

          General Restriction. The Shareholder may not sell, exchange, give, devise, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily or by operation of law (including a transfer pursuant to equitable distribution proceedings), any of the Common Stock, or any rights or interest related thereto, whether now owned or hereafter acquired, unless (i) such transfer will not jeopardize the net operating loss carry forward of the company and (ii) the transferee shall have been approved by the Board, and until the transferee has agreed, in a writing delivered to the Company, to be bound by all of the terms and conditions of this Agreement.

                                   ARTICLE IV
                                  MISCELLANEOUS

         4.1 Binding Effect. Subject to the limitations on transfer set forth herein, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Shareholder and his heirs, successors and assigns.

         4.2 Termination. This Agreement shall terminate and have no further force or effect upon the earlier of (i) ten (10) years from the date hereof,
(ii) the written consent of the Company and the Shareholder, or (iii) the completion of any distribution requirements of the Operating Agreement of Emmco, LLC to holders of non-voting units of economic interest and to holders preferred capital interests.

         4.3 Governing Law. The interpretation, validity and performance of the terms of this Agreement shall be governed by the laws of the State of South Carolina, regardless of the law that might be applied under principles of conflicts of law.

         4.4 Notices. All communications under this Agreement shall be in writing and (i) sent by facsimile transmission and by certified or registered mail, return receipt requested, courier or overnight mail, or (ii) sent by certified or registered mail, return receipt requested, courier or overnight mail, (1) if to a Holder, to such address as such Holder may have furnished to the other parties hereto in writing and (2) if to the Company then to the following address or such other address as the Company may provide to the other parties hereto by notice given in compliance with the provisions of this Section 4.4.

                           HomeGold Financial, Inc.
                           1021 Briargate Circle
                           Columbia, South Carolina 29021
                           Attention:  Karen Miller

Any written communication so addressed, sent by facsimile transmission or certified or registered mail, return receipt requested, courier or overnight mail, shall be deemed to have been given when sent via facsimile or mailed. All other written communications shall be deemed to have been given upon receipt thereof.

         4.5 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         4.6 Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

         4.7 Specific Performance. The parties hereto acknowledge that payment of monetary damages may not be sufficient to adequately remedy a breach or prospective breach of the terms and provisions of this Agreement and, therefore, the parties hereto consent to the application of equitable remedies, including, without limitation, specific performance, to enforce the terms and provisions of this Agreement.

         IN WITNESS WHEREOF, the Company and each of the Shareholder have executed this Voting Agreement as of the date first above written.

                                 HOMEGOLD FINANCIAL, INC.

                                 By: /s/ Forrest Ferrell
                                     -------------------------------------
                                 Title:  CEO


                                 SHAREHOLDER:


6,072,370 Shares of Common Stock     /s/ Ronald J. Sheppard
                                 -----------------------------------------
                                 Ronald J. Sheppard (signature)